EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-132181) and
Form S-8 (No. 333-117619, No. 333-123271 and No. 333-132170) of NetLogic Microsystems, Inc. of our report dated April 10, 2006 relating to the financial statements of NSE assets and the related statements of revenues and expenses related to certain products in the network search engine product family (the “NSE assets”), a business unit of Cypress Semiconductor Corporation, which appears in this Current Report on Form 8-K/A.

PricewaterhouseCoopers LLP

San Jose, California

May 3, 2006